UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

F O R M 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 1999

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

(Exact name of registrant as specified in its charter)

Delaware 0-26200 04-3208648

(State or other jurisdiction (Commission (IRS Employer

of incorporation) File Number) Identification No.)

c/o Boston Capital Corporation,

One Boston Place, Boston, Massachusetts 02108-4406

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code	(617) 624-8900

None

(Former name or former address, if changed since last report)

Item 5. Other Events

As of May 1999 Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, specifically Series 33 thereof, entered into various agreements relating to Northrock Housing Associates Limited Partnership, a Kansas limited partnership (the "Operating Partnership") on behalf of Series 33 of the Partnership, including the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated as of May 1999 (the "Operating Partnership Agreement"), pursuant to which Series 33 acquired a limited partner interest in the Operating Partnership. Series 27 and 33 have jointly invested in the Operating Partnership pursuant to the terms of the Partnership's Partnership Agreement, with Series 27 investing 35% and Series 33 investing 65%. Capitalized terms used and not otherwise defined herein have their meanings set forth in the Operating Partnership Agreement.

The Operating Partnership owns a 76 unit apartment complex for families located at Topeka in Shawnee County, Kansas, which is known as Northrock Apartments (the "Apartment Complex"). The Apartment Complex consists of 10 buildings containing 24 one-bedroom units, 32 two-bedroom units and 20 three-bedroom units. Amenities include storage, workrooms, laundry facility, playground, on-site parking, 12 garage units and washer dryer hookups in the units. Construction of the Apartment Complex commenced in April 1999 and was completed in May 2000. 100% Occupancy was achieved in June 2000.

The Operating Partnership received permanent financing in the amount of $2,640,000 (the "Permanent Mortgage") from Capitol Federal Savings, Topeka, Kansas. The Permanent Mortgage is expected to bear interest at 7.5% per annum payable over a 25 year amortization period and a 15 year term.

It is expected that 60.63% of the rental apartment units in the Apartment Complex will qualify for the low-income housing tax credit (the "Tax Credits") under Section 42 of the Internal Revenue Code of 1986, as amended (the "Code").

The general partner of the Operating Partnership is Mid-Land Residential Ventures, Inc, (the "General Partner"). The principals of the General Partner are Bruce L. Christenson, Michael E. McPherson and Bruce M. McPherson.

Series 33 acquired its interest in the Operating Partnership directly from the Operating Partnership in consideration of an agreement to make a Capital Contribution of $1,743,898 to the Operating Partnership in 3 installments as follows:

    $1,307,923 (the "First Installment") upon the latest to occur of (i) Tax Credit set aside, (ii) Initial Closing, (iii) Permanent Mortgage loan commitment, or(iv) Admission date;
    $252,516 (the "Second Installment") Upon the latest to occur of (i) Substantial completion, (ii) Cost certification, (iii) State designation, (iv) Updated insurance certificates, (v) Updated title insurance policy, (vi) Receipt of contract payoff letter and estoppel letter from each lender, or (vii) Satisfaction of conditions of First Installment; and
    $183,459 (the "Third Installment") upon the latest to occur of (i) Initial 100% occupancy date, (ii) Final closing, (iii) Rental achievement, (iv) Receipt of federal tax return, or (v) Satisfaction of conditions of first and second installments..

All the installments have been paid by Series 33.

The total Capital Contribution of Series 33 to the Operating Partnership is based on the Operating Partnership receiving $2,325,430 in Tax Credits during the 10-year period commencing in 2000 of which 35.0% ($813,819) will be allocated to Series 27 and 64.99% ($1,511,530) will be allocated to Series 33 as the Investment Limited Partner of the Operating Partnership.

Series 33 believes that the Apartment Complex is adequately insured.

Ownership interests in the Operating Partnership are as follows, subject in each case to certain priority allocations and distributions as set forth in the Operating Partnership Agreement:
	Profits, Losses and Tax Credits from Normal Operations	Capital Transactions	Cash Flow
General Partner	0.01%	80%	80%
Series 27	34.993%	7%	7%
Series 33	64.987%	13%	13%
Special Limited Partner	0.01%	0%	0%

The Special Limited Partner of the Operating Partnership is BCTC 94, Inc., an affiliate of Series 33.

Boston Capital, or an Affiliate thereof, will receive a fee (the "Asset Management Fee") commencing in 2000 from the Operating Partnership, for services in connection with the Operating Partnership's accounting matters and the preparation of tax returns and reports to the Partnership, in the annual amount of $6,800. The Asset Management Fee for each Fiscal Year will be payable from Cash Flow in the manner and priority set forth in Section 8.11.1 of the Operating Partnership Agreement, provided, however, that if, in any Fiscal Year, Cash Flow is insufficient to pay the full amount of the Asset Management Fee, the General Partner shall advance the amount of such deficiency to the Operating Partnership as a Subordinated Loan. If for any reason the Asset Management Fee is not paid in any Fiscal Year, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first Fiscal Year in which there is sufficient Cash Flow or Capital Proceeds as provided in Article X of the Operating Partnership Agreement.

The Operating Partnership will pay the General Partner a fee (the "Partnership Management Fee") commencing in 2001 for services in connection with the administration of the day-to-day business of the Operating Partnership in an annual amount equal to $6,800. The Partnership Management Fee for each fiscal year of the Operating Partnership shall be payable from Cash Flow in the manner set forth in Section 8.1 of the Operating Partnership Agreement. If for any reason the Partnership Management Fee is not paid in any Fiscal Year, the unpaid portion thereof shall accrue and be payable on a cumulative basis in the first Fiscal Year in which there is sufficient Cash Flow or Capital Proceeds as provided in Article X of the Operating Partnership Agreement.

In consideration of its consultation, advice and other services in connection with the construction and development of the Apartment Complex, the Operating Partnership will pay the Developer a fee (the "Development Fee") in the principal amount of $421,290. The Development Fee, 407,184 of which has been deferred, shall be due and payable only in accordance with Section 6 of the Development Agreement and, if not sooner paid, the total amount then outstanding will be payable on the tenth (10th) anniversary of the end of the Tax Credit Period from the proceeds of an additional General Partner Capital Contribution.

Item 7. Exhibits.

	(c)	Exhibits.	Page
(1)	(a)	Form of Dealer-Manager Agreement between Boston Capital Services, Inc. and the Registrant (including, as an exhibit thereto, the form of Soliciting Dealer Agreement)
(2)	(a)	Agreement of Limited Partnership of the Partnership

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: October 21, 2002

BOSTON CAPITAL TAX CREDIT FUND IV L.P.

By: Boston Capital Associates IV L.P.,

its General Partner

By: BCA Associates Limited Partnership, its

General Partner

By: C&M Management, Inc., its

sole General Partner

By: /s/ John P. Manning__

John P. Manning, President